Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The entities listed below will be the subsidiaries of Donnelley Financial Solutions, Inc. at the time of the Distribution.

SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Bowne International Ltd.	United Kingdom
Bowne International, L.L.C.	Delaware
DFS International Holdings, Inc.	Delaware
Donnelley Financial Data Solutions Deutschland GmbH	Germany
Donnelley Financial Solutions Australia Pty Ltd	Australia
Donnelley Financial Solutions Belgium BVBA	Belgium
Donnelley Financial Solutions Canada Corporation	Canada
Donnelley Financial Solutions Canada Holdings ULC	Canada
Donnelley Financial Solutions do Brasil Ltda	Brazil
Donnelley Financial Solutions France Sarl	France
Donnelley Financial Solutions Group UK Limited	United Kingdom
Donnelley Financial Solutions Holdings UK Limited	United Kingdom
Donnelley Financial Solutions Hong Kong Limited	Hong Kong
Donnelley Financial Solutions Ireland Limited	Ireland
Donnelley Financial Solutions Japan Inc.	Japan
Donnelley Financial Solutions LLC	Russian Federation
Donnelley Financial Solutions Luxembourg Sarl	Luxembourg
Donnelley Financial Solutions Netherlands BV	Netherlands
Donnelley Financial Solutions Poland Sp. z o.o.	Poland
Donnelley Financial Solutions Singapore Pte Ltd.	Singapore
Donnelley Financial Solutions Spain, S.L.	Spain
Donnelley Financial Solutions UK Limited	United Kingdom
Donnelley Financial, LLC	Delaware
Donnelley Translation Services (Shanghai) Co., Ltd	China
LATFIN Holdings, LLC	Delaware
Roman Financial Press (Holdings) Limited	British Virgin Islands
RR Donnelley International de Mexico, S.A. de C.V.	Mexico